Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Announces the Refinancing of its Entire Legacy Capital

Structure and Significantly Lowers Cost of Capital

NEW YORK, May 10, 2022 – Logan Ridge Finance Corporation (“LRFC” or the “Company”) (Nasdaq: LRFC) today announced the successful refinancing of its entire legacy capital structure, an important milestone and key strategic initiative for the Company.

Specifically, on May 10, 2022, the Company amended its existing Senior Secured Revolving Credit Facility agreement with KeyBank (“KeyBank Credit Facility”), by increasing the initial commitment from $25.0 million to $75.0 million, with an uncommitted accordion feature that allows the Company to borrow up to an additional $125.0 million. The amended KeyBank Credit Facility has a May 10, 2027 maturity date.

Borrowings under the amended KeyBank Credit Facility will bear interest at 1M Term SOFR plus 2.90% during the 3-year revolving period and 3.25% thereafter, with 0.40% 1M Term SOFR floor. The net proceeds to the Company from the initial draw was $49.1 million on May 10, 2022.

Furthermore, as previously disclosed on April 1, 2022, the Company entered into a Note Purchase Agreement for the issuance of $15.0 million Convertible Notes due in April 2032. The proceeds from the initial draw on the KeyBank Credit Facility, coupled with the net proceeds from the 2032 Convertible Notes issued in April and current cash on hand, provides the Company ample liquidity to pay off its outstanding $52.1 million of 5.75% convertible notes as well as the remaining $22.8 million of 6.00% notes, both of which mature on May 31, 2022.

Ted Goldthorpe, Chief Executive Officer and President of LRFC, said, “We are pleased to announce that we have successfully refinanced our entire legacy capital structure at lower interest rates, which materially lowers our cost of debt capital from approximately 7.0% as of March 31, 2022 to approximately 5.2% today. KeyBank has been an excellent partner for Logan Ridge and we are happy to leverage this strong relationship to improve Logan Ridge’s financial position and capital structure. This represents a significant milestone for Logan Ridge as we continue to execute on our strategic vision we laid out for shareholders when we became the external manager in July 2021.”

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company invests in performing, well-established middle market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an alternative asset management company that is focused on public and private debt securities in the North American market. The Company seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. The Company actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, NY 10022

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-5046

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Serena Liegey

sliegey@equityny.com

(212) 836-9630

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